SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE TO

(Rule 13e-4)

TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
OF THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. 3)

Conexant Systems, Inc.

(Name of Subject Company (Issuer) and Filing Person (Offeror))

Options to purchase Common Stock, par value $1.00 per share, with an exercise price equal to or greater than $25.00 per share
(Title of Class of Securities)

207142 10 0
(CUSIP Number of Class of Securities (Underlying Common Stock))

Dennis E. O’Reilly, Esq.
Senior Vice President,
General Counsel and Secretary
Conexant Systems, Inc.
4311 Jamboree Road
Newport Beach, California 92660-3095
(949) 483-4600

(Name, Address and Telephone Number of Person Authorized to Receive Notices and
Communications on Behalf of Filing Person)

Copy to:

Frederick T. Muto, Esq.
Cooley Godward LLP
4401 Eastgate Mall
San Diego, California 92121-9109
(858) 550-6000

CALCULATION OF FILING FEE

Transaction Valuation (1)	Amount of Filing Fee (2)
$148,825,318.68	$29,765.06

(1)	Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 30,643,379 shares of common stock of Conexant Systems, Inc. having an aggregate value of $148,825,318.68 as of August 31, 2001 will be exchanged and/or cancelled pursuant to this offer. The aggregate value of such options was calculated based on the Black-Scholes option pricing model.

(2)	The amount of the filing fee, calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, equals 1/50th of one percent of the value of the transaction.

[X]	Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: $29,031.84 Form or Registration No.: Schedule TO	Filing party: Conexant Systems, Inc. Date filed: September 4, 2001

Amount Previously Paid: $733.22 Form or Registration No.: Schedule TO/A	Filing party: Conexant Systems, Inc. Date filed: September 21, 2001

[ ]	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

[ ]	third party tender offer subject to Rule 14d-1.

[X]	issuer tender offer subject to Rule 13e-4.

[ ]	going-private transaction subject to Rule 13e-3.

[ ]	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: [   ]

Introductory Statement.
Item 12. Exhibits.
SIGNATURE
INDEX TO EXHIBITS
EXHIBIT (a)(1)(M)
EXHIBIT (a)(1)(N)
EXHIBIT (a)(1)(O)

Introductory Statement.

     This Amendment No. 3 amends and supplements the Tender Offer Statement on Schedule TO, as amended (the “Schedule TO”), originally filed with the Securities and Exchange Commission (the “SEC”) on September 4, 2001, relating to an offer by Conexant Systems, Inc., a Delaware corporation (the “Company”), to exchange certain options to purchase shares of the Company’s common stock, par value $1.00 per share, on the terms and subject to the conditions set forth in the Offer to Exchange Outstanding Options to Purchase Common Stock, dated September 4, 2001, as amended by the Offer to Exchange Outstanding Options to Purchase Common Stock, dated September 21, 2001.

Item 12. Exhibits.

(a)(1)(A)*	Offer to Exchange Outstanding Options to Purchase Common Stock, dated September 21, 2001.

(a)(1)(B)*	Intranet Overview of the Offer to Exchange.

(a)(1)(C)*	Online Election Form Log-in Page.

(a)(1)(D)*	Online Election Form Summary Page.

(a)(1)(E)*	Form of Online or Hard Copy Election Form.

(a)(1)(F)*	Form of Online Election Confirmation.

(a)(1)(G)*	Form of E-Mail or Hard Copy Election Confirmation.

(a)(1)(H)*	E-Mail dated September 4, 2001 to actively employed holders of Eligible Option Grants.

(a)(1)(I)*	Letter dated September 4, 2001 to holders of Eligible Option Grants on leave of absence.

(a)(1)(J)*	Intranet Clarification.

(a)(1)(K)*	E-Mail dated September 21, 2001 to actively employed holders of Eligible Option Grants.

(a)(1)(L)*	Letter dated September 21, 2001 to holders of Eligible Option Grants on leave of absence.

(a)(1)(M)	E-Mail Reminder Notice dated September 27, 2001.

(a)(1)(N)	E-Mail Reminder Notice dated October 1, 2001.

(a)(1)(O)	Intranet Reminder Notice.

(b)	Not applicable.

(d)(1)	Conexant Systems, Inc. 1999 Long-Term Incentives Plan. Filed as an exhibit to the Company’s Registration Statement on Form S-8 (Registration No. 333-37918), originally filed on May 26, 2000, and incorporated herein by reference.

(d)(2)	Conexant Systems, Inc. 2000 Non-Qualified Stock Plan, as amended. Filed as an exhibit to the Company’s Registration Statement on Form S-8 (Registration No. 333-54672), originally filed on January 31, 2001, and incorporated herein by reference.

(d)(3)	Maker Communications, Inc. 1999 Stock Incentive Plan. Filed as an exhibit to Maker Communications, Inc.’s Registration Statement on Form S-1 (Registration No. 333-74293), originally filed on March 11, 1999, and incorporated herein by reference.

(d)(4)	Microcosm Communications Limited Stock Option Plan. Filed as an exhibit to the Company’s Registration Statement on Form S-3 (Registration No. 333-30596), originally filed on February 17, 2000, and incorporated herein by reference.

(d)(5)*	Sierra Imaging, Inc. 1996 Stock Option Plan, as amended.

(d)(6)	Conexant Systems, Inc. Directors Stock Plan. Filed as an exhibit to the Company’s Registration Statement on Form 10 (Registration No. 000-24923), originally filed on September 28, 1998, and incorporated herein by reference.

(g)	Not applicable.

(h)	Not applicable.

* Previously filed as an exhibit to the Schedule TO.

2

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment No. 3 to the Schedule TO is true, complete and correct.

CONEXANT SYSTEMS, INC.

By:	/s/ DENNIS E. O’REILLY

Dennis E. O’Reilly Senior Vice President, General Counsel and Secretary

Date: September 27, 2001

3

INDEX TO EXHIBITS

Exhibit
Number	Description

(a)(1)(A)*	Offer to Exchange Outstanding Options to Purchase Common Stock, dated September 21, 2001.

(a)(1)(B)*	Intranet Overview of the Offer to Exchange.

(a)(1)(C)*	Online Election Form Log-in Page.

(a)(1)(D)*	Online Election Form Summary Page.

(a)(1)(E)*	Form of Online or Hard Copy Election Form.

(a)(1)(F)*	Form of Online Election Confirmation.

(a)(1)(G)*	Form of E-Mail or Hard Copy Election Confirmation.

(a)(1)(H)*	E-Mail dated September 4, 2001 to actively employed holders of Eligible Option Grants.

(a)(1)(I)*	Letter dated September 4, 2001 to holders of Eligible Option Grants on leave of absence.

(a)(1)(J)*	Intranet Clarification.

(a)(1)(K)*	E-Mail dated September 21, 2001 to actively employed holders of Eligible Option Grants.

(a)(1)(L)*	Letter dated September 21, 2001 to holders of Eligible Option Grants on leave of absence.

(a)(1)(M)	E-Mail Reminder Notice dated September 27, 2001.

(a)(1)(N)	E-Mail Reminder Notice dated October 1, 2001.

(a)(1)(O)	Intranet Reminder Notice.

(d)(1)	Conexant Systems, Inc. 1999 Long-Term Incentives Plan. Filed as an exhibit to the Company’s Registration Statement on Form S-8 (Registration No. 333-37918), originally filed on May 26, 2000, and incorporated herein by reference.

(d)(2)	Conexant Systems, Inc. 2000 Non-Qualified Stock Plan, as amended. Filed as an exhibit to the Company’s Registration Statement on Form S-8 (Registration No. 333-54672), originally filed on January 31, 2001, and incorporated herein by reference.

(d)(3)	Maker Communications, Inc. 1999 Stock Incentive Plan. Filed as an exhibit to Maker Communications, Inc.’s Registration Statement on Form S-1 (Registration No. 333-74293), originally filed on March 11, 1999, and incorporated herein by reference.

(d)(4)	Microcosm Communications Limited Stock Option Plan. Filed as an exhibit to the Company’s Registration Statement on Form S-3 (Registration No. 333-30596), originally filed on February 17, 2000, and incorporated herein by reference.

(d)(5)*	Sierra Imaging, Inc. 1996 Stock Option Plan, as amended.

(d)(6)	Conexant Systems, Inc. Directors Stock Plan. Filed as an exhibit to the Company’s Registration Statement on Form 10 (Registration No. 000-24923), originally filed on September 28, 1998, and incorporated herein by reference.

*Previously filed as an exhibit to the Schedule TO.